Exhibit 99.06
                                Southern Company
                               Financial Overview
                            (In Millions of Dollars)

                                               3 Months Ended December                 12 Months Ended December
                                           ------------------------------        -----------------------------------
                                             2004       2003   % Change             2004          2003     % Change
                                             ----       ----   --------             ----          ----     --------
 Consolidated -

 Operating Revenues                        $2,721     $2,520       8.0%          $11,903       $11,186         6.4%
 Earnings Before Income Taxes                 202        151      33.9%            2,118         2,086         1.5%
 Net Income As Reported (See Note)            204        125      63.6%            1,532         1,474         4.0%

 Alabama Power -

 Operating Revenues                          $971       $904       7.5%           $4,236        $3,960         7.0%
 Earnings Before Income Taxes                 117        102      13.5%              818           781         4.6%
 Net Income Available to Common                66         58      14.7%              481           473         1.8%

 Georgia Power -

 Operating Revenues                        $1,238     $1,111      11.5%           $5,372        $4,914         9.3%
 Earnings Before Income Taxes                 106        122     -13.0%            1,038           998         4.0%
 Net Income Available to Common                71         74      -3.7%              658           631         4.3%

 Gulf Power -

 Operating Revenues                          $235       $212      10.8%             $960          $878         9.4%
 Earnings Before Income Taxes                   1          4     -76.8%              108           110        -1.8%
 Net Income Available to Common                 0          3     -86.1%               68            69        -1.1%

 Mississippi Power -

 Operating Revenues                          $210       $184      14.1%             $911          $870         4.7%
 Earnings Before Income Taxes                   5        (58)        -               131           121         8.1%
 Net Income Available to Common (See Note)      2        (36)        -                77            73         4.5%

 Savannah Electric -

 Operating Revenues                           $85        $68      25.6%             $355          $314        13.2%
 Earnings Before Income Taxes                   3         (1)        -                40            38         4.6%
 Net Income Available to Common                 2         (1)        -                24            23         5.1%

 Southern Power -

 Operating Revenues                          $154       $128      20.9%             $701          $682         2.9%
 Earnings Before Income Taxes                  43         20     106.2%              185           240       -23.1%
 Net Income Available to Common (See Note)     25         12      95.2%              112           155       -28.1%

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Notes

- Includes a one-time after tax gain of $24 million in December 2004 from the resolution of an IRS audit for the years 2000 and 2001.

- Includes a one-time after tax gain of $83 million in May 2003 from the termination of all long-term wholesale power contracts between Southern
         Company and Dynegy, Inc. as adjusted for revenues that otherwise would have been recognized for the remainder of the year.

- Includes a regulatory expense of $37 million, after taxes, for Mississippi Power recorded in December, 2003.

- Certain prior year data has been reclassified to conform with current year presentation.

- Information contained in this report is subject to audit and adjustments and certain classifications may be different from final results published in the Form 10-K.